Exhibit 99.1

Additional Data from Hepion Pharmaceuticals’ Phase 2a ‘AMBITION’ Trial Further Strengthens CRV431 Clinical Profile and Paves Way for Initiation of Phase 2b ‘ASCEND-NASH’ Clinical Program

•	Pro-C3 and ALT reductions point to anti-inflammatory and antifibrotic effects of CRV431

•	PK-PD models successfully predict early reductions in Pro-C3 and ALT

•	Hepion’s proprietary AI-POWR™ and machine learning accurately predict CRV431 responders

•	Anti-fibrotic gene expression signature revealed in bioinformatic analyses

•	Phase 2b activities initiated

EDISON, N.J., September 13, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and liver disease, today announced additional efficacy data from its Phase 2a AMBITION clinical trial.

AMBITION, a multicenter, randomized, placebo controlled, single-blind Phase 2a trial, enrolled 43 NASH patients. The trial was designed to investigate once daily oral administration of CRV431 at doses of 75 mg (n=12) and 225 mg (n=17) administered as soft gelatin capsules to presumed F2 and F3 NASH subjects for 28 days, followed by a 14-day observation period for safety.

As previously reported, all primary endpoints of the AMBITION NASH trial (safety, tolerability and pharmacokinetics) were met.

Today, Hepion reports additional data on biomarkers, alanine aminotransferase (“ALT”) and N-terminal type III collagen pro-peptide (“Pro-C3”), as well as advanced pharmacologic and bioinformatic analyses that indicate CRV431 efficacy in treating NASH patients.

Once-daily 225 mg dosing of CRV431 decreased mean Pro-C3 levels by 7.9% (-2.1 ng/ml) and 22.4% (-11.6 ng/ml) at days 28 and 42, respectively, in subjects stratified for baseline Pro-C3 levels greater than 17.5 ng/mL (n=7). Pro-C3 levels greater than 15-20 ng/ml are generally accepted to represent active NASH disease activity and the primary patient population for treatment by many NASH drug candidates. In contrast to the 225 mg CRV431 cohort, placebo treatment similarly stratified by baseline Pro-C3 greater than 17.5 ng/mL (n=9) resulted in a mean increase of 3.5% (0.7 ng/ml) and a mean decrease of 4.7% (-1.6 ng/ml) at days 28 and 42, respectively. The same Pro-C3 baseline stratification for the 75 mg CRV431 dose (n = 11) resulted in a mean decrease in Pro-C3 of 9.1% by Day 42, indicating a dose-dependent effect. When stratified for baseline Pro-C3 levels greater than 15.0 ng/mL, 225 mg once daily CRV431 (n=9) reduced mean levels by 4.1% and 14.3% at days 14 and 28 days, respectively, compared to a mean increase of 1.5% and a decrease of 8.8% in the placebo group (n=9) at days 28 and 42, respectively. The reductions in Pro-C3 produced by CRV431 treatment mirror the previously reported dose-dependent declines in ALT.

Importantly, more detailed analyses of the AMBITION trial data using Hepion’s proprietary AI-POWR™ platform provided further evidence of CRV431 efficacy in the treatment of NASH. First, pharmacokinetic-pharmacodynamic (“PK-PD”) analyses were able to generate robust models that could predict whether individual patients would show reductions in ALT and Pro-C3 based on CRV431 exposure, baseline ALT, Pro-C3, and other demographic and clinical measurements. Second, analysis of full-genome, ribonucleic acid (RNA) sequencing data (“transcriptomics”) from the patients revealed that CRV431 treatment produced changes in gene expression that were consistent with anti-fibrotic effects. Labelled as a collagen-related gene regulatory network, the CRV431-induced changes in gene expression included six key collagen isoforms, and many other structural and enzymatic constituents of the fibrotic matrix. In similarity to the PK-PD models for ALT and Pro-C3, supervised machine learning analyses were able to categorize patients as responders or non-responders based on their transcriptome responses to CRV431 treatment.

“The decline in Pro-C3 that was observed in the AMBITION trial puts us well within the range of NASH data published by other companies with later-stage NASH drug candidates,” said Hepion’s Chief Medical Officer, Todd Hobbs MD. “But notably, these declines in Pro-C3 with CRV431 occurred in only 4 weeks, compared to declines with other agents, where the changes occurred over several months.”

“These biomarker findings offer us two important insights. First, CRV431 has sustained effects, as evidenced by the Pro-C3 changes at day 42. The long terminal half-life of CRV431 can explain these findings and, in fact, circulating blood concentrations of CRV431 are present at day 42, even though drug administration stopped on day 28,” said Hepion’s Senior VP, Clinical Pharmacology & Analytics, Patrick Mayo, PhD.

“Second, the most recent data generated from our AMBITION trial has allowed us to put our machine learning and proprietary AI-POWR™ to work,” continued Dr. Mayo. “We have been able to construct models that may predict a priori who will respond to CRV431. In this context, we believe that we can predict how much of a reduction in ALT and Pro-C3 may be expected in any given subject, even as early as the first administered dose of CRV431. Indeed, we demonstrated that this works very elegantly in predicting ALT and Pro-C3 responses of subjects in the AMBITION trial with a high degree of accuracy. The PK-PD modeling also demonstrated great accuracy in predicting clinical response, as indicated by modeling diagnostics including predicted versus observed plots. Moreover, we have used our transcriptomics to investigate and construct a network of genes that gave us a very consistent picture of antifibrotic effects when CRV431 was tested in the latest clinical program. Interestingly, we also looked at these same genes in our preclinical animal models, our cellular assays, and our studies of human liver slices, and we observed the same findings with the collagen-related gene network.”

“These powerful tools allow us to investigate CRV431 in silico which should allow us to simulate future trials before conducting them in the clinic. The more data we feed into our AI, the more the AI will learn. This, in turn, should enable us to be very precise in this very heterogenous NASH disease. Our AI, therefore, is a very powerful and important tool. The Phase 2a study provided a treasure-trove of information that has allowed us to fine-tune our AI and adjust the design of our planned Phase 2b study,” concluded Dr. Mayo.

Robert Foster, PharmD, PhD, Hepion’s CEO, commented, “Dr. Mayo and his team are conducting truly ground-breaking work. Many of us at Hepion have been working on cyclophilin inhibitor drug development for the better part of three decades. But, any kind of drug development is inherently risky, especially when relying solely on traditional tools. We believe we may now be able to mitigate a great deal of development risk with the AI and machine learning tools developed and utilized by our clinical pharmacology group. The fact that our team has been able to identify early changes in important biomarkers and in collagen genes, while developing predictive responder analyses, should help propel us in the NASH drug development space. Ultimately, our goal is to employ our models to optimize trial design, efficiency, cost, and outcomes, while mitigating development risk. In many ways, we believe that what we are doing is unprecedented in NASH drug development. We are confident that the AMBITION trial and our detailed analyses set the stage for success in the upcoming and larger Phase 2b program called, “ASCEND-NASH”.”

The full AMBITION analysis will be presented by Dr. Stephen Harrison at the upcoming AASLD “The Liver Meeting”, in early November 2021.

Conference Call & Webcast Details

Hepion is pleased to invite all interested parties to participate in a conference call today at 8:30 a.m. ET, during which both the Phase 2a AMBITION trial data and the design of the planned Phase 2b ASCEND- will be discussed. To participate telephonically, please dial (855) 493-3481 (U.S.) or (929) 517-0949 (international), conference ID 3568976, approximately 10 minutes prior to the start time. A live, listen-only webcast of the conference call, which will include accompanying slides, can be accessed by visiting the “Events” page of the “Investors” section at www.hepionpharma.com. An archive of the webcast will be available for approximately 90 days following the conclusion of the conference call.

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2020 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com